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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
7th Level, Inc.:



We consent to the incorporation by reference in Registration Statement No. 333-69861 on Form S-3 of 7th Level, Inc. of our report, dated January 30, 1998, related to the consolidated balance sheet of 7th Level, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows and the financial statement schedule for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1998 Annual Report on Form 10-K of 7th Level, Inc. We also consent to the reference to our firm under the heading "Experts" in the prospectus.

Our report contains an explanatory paragraph that states that the Company has suffered recurring losses since inception and does not currently have sufficient resources to meet its anticipated operating requirements during 1998, which conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of these uncertainties.



                                        /s/ KPMG
                                        ----------------------------------------
                                        KPMG LLP

Dallas, Texas
April 21, 1999